                                                                    EXHIBIT 99.2


                       UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet as of September 30, 1998, was prepared as if the merger occurred on such date. The following unaudited condensed combined statements of operations give effect to the merger as of the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations do not purport to represent what our results of operations actually would have been if the merger had occurred as of such date or what such results will be for any future periods.

The unaudited pro forma condensed combined financial statements are derived from our historical financial statements, those of Elekom and the assumption and adjustments described in the accompanying notes. We believe that all adjustments necessary to present fairly such unaudited financial information have been made. The unaudited pro forma financial data should be read in conjunction with our consolidated financial statements and the accompanying notes thereto appearing elsewhere in this Prospectus. The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings or other economic efficiencies resulting from the merger.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                         PRO FORMA
                                    COMPANY    ELEKOM   ADJUSTMENTS    PRO FORMA
                                    --------  --------  -----------    ---------
              ASSETS
              ------
Current assets:
  Cash............................. $ 23,984  $    181   $  9,450 (a)  $ 14,715
  Accounts receivable, net.........   10,918       201                   11,119
  Prepaid and other current assets.      407       130                      537
                                    --------  --------   --------      --------
    Total current assets...........   35,309       512                   26,371
Property and equipment, net........    2,227       491                    2,718
Other assets:
  Intangible assets, net...........    5,843         0      3,378 (b)     9,221
  Acquired in process research and
   development.....................        0         0     14,000 (b)
                                                          (14,000)(b)
  Deposits and other long-terms
   assets..........................      215        40                      255
                                    --------  --------   --------      --------
    Total assets................... $ 43,594  $  1,043   $ (6,072)     $ 38,565
                                    ========  ========   ========      ========
   LIABILITIES AND STOCKHOLDERS'
              EQUITY
   -----------------------------
Current liabilities:
  Note payable..................... $    990  $      0                 $    990
  Accounts payable and accrued
   liabilities.....................    6,778       778                    7,556
  Deferred revenue.................    6,415       249                    6,664
  Current maturities of long-term
   debt and capital lease
   obligations.....................      244       269                      513
Noncurrent liabilities:
  Deferred revenue.................    3,600         0                    3,600
  Long-term debt and capital lease
   obligations, net of current
   maturities......................      310        33                      343
  Other non-current liabilities....       70         0                       70
                                    --------  --------   --------      --------
    Total liabilities..............   18,407     1,329                   19,736
Stockholders' equity:
  Convertible preferred stock......        0        52        (52)(c)         0
  Common stock.....................        1        10          1 (d)         2
                                                              (10)(c)
  Additional paid in capital.......   51,306    11,128      7,641 (d)    58,947
                                                          (11,128)(c)
                                                          (14,000)(b)
  Accumulated deficit..............  (26,918)  (11,476)    11,476 (c)   (40,918)
  Warrants.........................    1,440         0                    1,440
  Less treasury stock, at cost.....       (2)        0                       (2)
  Deferred compensation............     (640)        0                     (640)
                                    --------  --------   --------      --------
    Total stockholders' equity.....   25,187      (286)    (6,072)       18,829
                                    --------  --------   --------      --------
    Total liabilities and
     stockholders' equity.......... $ 43,594  $  1,043   $ (6,072)     $ 38,565
                                    ========  ========   ========      ========

   See notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA      PRO
                                   COMPANY   ELEKOM    ADJUSTMENTS    FORMA
                                   -------  ---------  -----------   --------
Revenues:
  License fees.................... $13,506  $       0                $ 13,506
  Services fees...................   7,786         17                   7,803
  Maintenance fees................   4,696          0                   4,696
                                   -------  ---------    -------     --------
    Total revenues................  25,988         17                  26,005
Cost of revenues:
  License fees....................   1,205          0                   1,205
  Services fees...................   5,339         13                   5,352
  Maintenance fees................   1,973          0                   1,973
                                   -------  ---------    -------     --------
    Total cost of revenues........   8,517         13                   8,530
Operating expense:
  Research and development........   6,691      1,051                   7,742
  Sales and marketing.............   9,515      1,388                  10,903
  General and administrative......   3,159      1,955                   5,114
  Depreciation....................     844        204                   1,048
  Amortization....................     562          0        422 (e)      984
  Non-cash compensation...........      58          0                      58
                                   -------  ---------    -------     --------
    Total operating expenses .....  20,829      4,598        422       25,849
                                   -------  ---------    -------     --------
Operating loss....................  (3,358)    (4,594)      (422)      (8,374)
Interest income...................      35         16        (51)(f)        0
Interest expense..................     309        617        630 (g)    1,556
Minority expense..................     478          0                     478
                                   -------  ---------    -------     --------
Net loss.......................... $(4,110) $  (5,195)   $(1,103)    $(10,408)
                                   =======  =========    =======     ========
Income (loss) per common shares:
  Basic........................... $ (2.97) $(103,892)               $  (3.75)
                                   =======  =========                ========
  Diluted......................... $ (2.97) $(103,892)               $  (3.75)
                                   =======  =========                ========
Weighted average common shares
 outstanding:
  Basic...........................   1,386         50      1,390 (d)    2,776
                                   =======  =========    =======     ========
  Diluted.........................   1,386         50      1,390 (d)    2,776
                                   =======  =========    =======     ========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         PRO FORMA
                                       COMPANY ELEKOM   ADJUSTMENTS  PRO FORMA
                                       ------- -------  -----------  ---------
Revenues:
  License fees........................ $14,066 $   351     $(125)(h)  $14,292
  Services fees.......................  11,277      20                 11,297
  Maintenance fees....................   5,351      59                  5,410
                                       ------- -------     -----      -------
    Total revenues....................  30,694     430      (125)      30,999
Cost of revenues:
  License fees........................   1,525       1      (125)(h)    1,401
  Services fees.......................   7,223      71                  7,294
  Maintenance fees....................   2,442     148                  2,590
                                       ------- -------     -----      -------
    Total cost of revenues............  11,190     220      (125)      11,285
Operating expense:
  Research and development............   4,157   1,551                  5,708
  Sales and marketing.................   8,419     867                  9,286
  General and administrative..........   3,723     752                  4,475
  Depreciation and amortization.......   1,456     101       324 (e)    1,881
  Non-cash compensation...............     842       0                    842
                                       ------- -------     -----      -------
    Total operating expenses..........  18,597   3,271       324       22,192
                                       ------- -------     -----      -------
Operating income (loss)...............     907  (3,061)      324       (2,478)
Interest income.......................     402      42      (150)(f)      294
Interest expense......................     172       0        90 (g)      262
Minority expense......................      36       0                     36
                                       ------- -------     -----      -------
Net income (loss)..................... $ 1,101 $(3,019)    $(564)     $(2,482)
                                       ======= =======     =====      =======
Income (loss) per common share:
  Basic............................... $  0.22 $ (4.11)               $ (0.38)
                                       ======= =======                =======
  Diluted............................. $  0.13 $ (4.11)               $ (0.38)
                                       ======= =======                =======
Weighted average common shares
 outstanding:
  Basic...............................   5,080     735     1,390 (d)    6,470
                                       ======= =======     =====      =======
  Diluted.............................   8,767     735     1,390 (d)    6,470
                                       ======= =======     =====      =======


   See notes to unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The pro forma condensed combined balance sheet assumes that the merger took place September 30, 1998, and combines Elekom's unaudited September 30, 1998 condensed balance sheet and our unaudited September 30, 1998 consolidated condensed balance sheet.

The pro forma combined statements of operations assume the merger took place as of the beginning of the periods presented and combined Elekom's unaudited statements of operations for the year and nine month period ended December 31, 1997 and September, 30, 1998, respectively, and our consolidated statement of operations for the year and nine month period ended December 31, 1997 and September 30, 1998, respectively.

All material transactions between us and Elekom during the periods presented have been eliminated as a pro forma adjustment.

There are no material differences between our accounting policies and those of Elekom.

The pro forma combined provision for income taxes may not represent the amounts that would have resulted had we and Elekom filed consolidated income tax returns during the periods presented.

NOTE 2. PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our estimates of the value of the tangible and identifiable intangible assets acquired. A valuation of the tangible and identifiable intangible assets acquired has been conducted by an independent third-party appraisal company.

As a part of the merger, we committed to fund the operations of Elekom for each two week period beginning October 1, 1998. Bi-weekly funding of $250,000 was provided until November 6, 1998. The bi-weekly funding was considered additional purchase consideration. Furthermore, Elekom's working capital may be substantially less at Closing compared to Elekom's historical working capital included in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 1998. A decrease in the working capital would result in a reallocation of the purchase price and would result in increases in values assigned to identifiable intangible assets compared to those presented in the accompanying pro forma condensed combined financial statements as of September 30, 1998.

Under purchase accounting, the total acquisition cost was allocated to Elekom's assets and liabilities based on their relative fair values. The final allocations may be different from the results reflected herein. Our analysis, based on an independent appraisal, resulted in an allocation of $14.0 million in in-process acquired research and development which, under generally accepted accounting principles, was expensed immediately after the merger was completed. The accompanying pro forma condensed combined statements of operations exclude the effects of the charge due in its nonrecurring nature.

  (a) Represents the cash consideration of $8.0 million; the estimated acquisition expenses of approximately $950,000 related to the merger; and the $500,000 funded by us to Elekom from October 1, 1998 to November 6, 1998.

  (b) Represents estimated valuation of tangible and intangible assets, including purchased in-process technology, resulting from the preliminary allocation of the purchase price. Valuation of the intangible assets acquired was conducted by an independent third-party appraisal company and consists of purchased in-process research and development, trademarks and trade-names, skilled workforce and favorable lease terms. In the accompanying unaudited pro forma condensed combined financial statements, the purchase price exceeded amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $2.8 million.

The table below is a summary of the estimated amounts allocated to the long-lived assets acquired (dollars in thousands):

                                                                VALUE ASSIGNED
     BALANCE SHEET CATEGORY                                   TO ASSETS ACQUIRED
     ----------------------                                   ------------------
     Property and equipment..................................      $   491
     Purchased in-process research and development...........       14,000
     Intangible assets:
       Market presence and recognition.......................        2,773
       Skilled workforce.....................................          520
       Favorable lease terms.................................           55
       Trademarks and trade-names............................           30

The merger was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The intangible assets of approximately $3.4 million noted above will be amortized over periods ranging from 3 months to 10 years. Based on the independent third-party appraisal, approximately $14.0 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the acquisition. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma combined statements of operations due to its non-recurring nature.

The existence of purchased research and development was determined by a third-party independent appraisal identifying computer software code under development by Elekom since 1995. The value was determined by estimating the remaining costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from the project and discounting the net cash flows back to its present value.

The nature of the efforts to develop the purchased research and development into a commercially viable product principally relates to the completion of all planning, programming and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements. The efforts to develop the purchased in-process technology also include determining the compatibility and interoperability with other applications. The estimated remaining costs to be incurred to develop the purchased in-process research and development into a commercially viable product is approximately $2.0 million.

The resulting net cash flows from the project is based on management's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes from the project. These estimates are based on the following assumptions:

  . The estimated revenues project a compounded annual revenue growth rate of approximately 48% from 1999-2002. Estimated revenue for 1999 is projected to be $5.3 million, compared to virtually no revenue in 1998. Estimated total revenues from the purchased research and development peaks in the year 2002 and declines rapidly in 2003-2005 as other new products are expected to enter the market. These projections are based on management's estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by Elekom and its competitors. These estimates also include growth related to our utilizing certain Elekom technologies in conjunction with our products, marketing and distributing the resulting products through our direct sales force enhancing the market's response to Elekom's products by providing incremental financial support and stability.

  . The estimated cost of sales as a percentage of revenues is expected to be 5%. This percentage is somewhat lower than the annual cost of license fees percentage for us due to the lower royalty rates on certain third-party software used by Elekom compared to our third-party software.

  . The estimated research and development expenses were based on the estimated time associated with the remaining cost to develop the in-process research and development. Research and development expenses represent 33% of revenue in 1999 due to the anticipated release of the product in 1999.

  . Sales and marketing and general administrative expenses in the early years are expected to more closely approximate 1998 expense structure. Sales and marketing expenses are expected to benefit from the savings as a result of the distribution of the Elekom product through our direct sales force as well as through consolidated marketing and advertising campaigns.

  . Income tax expense is estimated using a 38% tax rate, consistent with our anticipated tax rate.

Discounting the net cash flows back to their present values is based on the present value discount rate. The present value discount rate used in the analysis represents the weighted average cost of capital (WACC) for Elekom plus 2%. The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investment in various areas of that enterprise. The WACC assumed for Elekom, as a corporate business enterprise, is approximately 25%. Therefore, the discount rate is higher than the WACC due to the inherent uncertainties in the estimates described above including the uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology and the uncertainty of technological advances that are unknown at this time.

If this project is not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. We expect to begin to benefit from the purchased in-process technology in the second quarter of 1999.

Intangible assets of $3.4 million are comprised of market presence and recognition of approximately $2.8 million, skilled workforce of $520,000, favorable lease terms of $55,000, and trademarks and trade-names of $30,000, which have estimated useful lives of 10 years, 6 years, 2 years and three months, respectively.

The estimated annual amortization charge to operations related to intangible assets approximates $422,000. This charge is reflected in the pro forma combined statement of operations.

(c) Represents adjustments to reflect the elimination of convertible preferred stock, common stock, additional paid in capital and accumulated deficit account balances of Elekom.

(d) Represents the issuance of 1,391,305 shares of our common stock valued at $5.50, the minimum Closing Price of our common stock for which 1,391,305 shares of common stock were issued pursuant to the Agreement, as consideration for the merger.

(e) Adjustment to reflect the amortization expense of identifiable intangible assets acquired as a result of the merger. The acquired identifiable intangible assets will be amortized over periods ranging from 3 months to 10 years.

(f) Adjustment to eliminate certain interest income as available cash balances would have provided funding for the cash portion of the purchase consideration.

(g) Adjustment to interest expense for incremental debt required to fund the cash portion of the purchase consideration in excess of the average cash balances available for the periods presented.

(h) Adjustment to eliminate revenue recognized by Elekom and royalty expense recognized by us for business transacted between us and Elekom.